Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                             -----------------------
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                             -----------------------

                              NATHAN'S FAMOUS, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                                      11-3166443
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
 incorporation or organization)

     1400 Old Country Road, Westbury, New York                     11590
      (Address of principal executive offices)                   (Zip Code)

                 NATHAN'S FAMOUS, INC. 2002 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                            Wayne Norbitz, President
                              Nathan's Famous, Inc.
                              1400 Old Country Road
                            Westbury, New York 11590
                     (Name and address of agent for service)

                                 (516) 338-8500
          (Telephone number, including area code, of agent for service)

                           --------------------------

                                    copy to:
                            Nancy D. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820

                           --------------------------

                         CALCULATION OF REGISTRATION FEE
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

  Title of Each                        Proposed Maximum    Proposed Maximum
Class of Securities   Amount to be    Offering Price Per  Aggregate Offering      Amount of
 To be Registered      Registered        Security (1)        Price (1)        Registration Fee
 Common Stock,
par value $.01 per    300,000 shs.(2)       $3.41            $1,023,000            $94.12
share together with
the associated
common stock
purchase rights
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Company's Common Stock on the NASDAQ National Market System on November 15, 2002.
(2) This Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable pursuant to anti-dilution and adjustment provisions of the Plan.

                              NATHAN'S FAMOUS, INC.

                        SUMMARY OF NATHAN'S FAMOUS, INC.
                            2002 STOCK INCENTIVE PLAN


     In June 2002, in order to attract and retain persons necessary for the success of Nathan's, its board of directors adopted the Nathan's Famous, Inc. 2002 Stock Incentive Plan. The plan covers up to 300,000 shares of common stock, pursuant to which directors, officers and employees of, and consultants to, Nathan's and its subsidiaries and affiliates, are eligible to receive grants of restricted stock or non-qualified stock options. Of the 300,000 shares issuable under the plan, the maximum number of shares that may be issued as restricted stock is 100,000. Shares of common stock issued under the plan, including upon the exercise of options granted pursuant to the plan, will generally be from Nathans' authorized but unissued shares or treasury shares. The plan, which expires on June 7, 2012, will be administered by a committee designated by the board of directors consisting of two or more members of the board, all of whom shall be "non-employee" directors, as defined under Rule 16-b of the Securities Exchange Act of 1934, as amended. Nathan's expects that its compensation committee will administer the plan. Members of the committee administering the plan may be removed or replaced at any time by the board of directors. The selection of participants, allotments of shares, determination of price and other conditions relating to options will be determined by the compensation committee, in its sole discretion, subject to the limitations of the plan. The maximum number of shares that may be covered by awards granted to any one participant is 100,000 shares.

     The plan may be amended, suspended or terminated by the board of directors or the committee.

     Stock options granted under the plan are exercisable for a period of up to ten years from the date of grant at an exercise price equal to the fair market value of the Common Stock on the date of the grant. Awards granted pursuant to the plan may not be sold, pledged, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution, or as may be permitted by the board or the committee.

     If any participant ceases to serve as an employee of, or consultant to, Nathan's or any parent, subsidiary or affiliate company, he may, but only within three (3) months after the date he ceases to be employed, exercise his option to the extent that it was exercisable as of the date of such termination. Upon termination of employment or provision of services due to total disability, the optionee has a one year period to exercise his option to the extent it was exercisable as of the date of such termination. To the extent that an optionee was not entitled to exercise an option at the date of termination, or he does not exercise the option (which he was entitled to exercise) within the time specified therein, the option terminates. Notwithstanding the foregoing, in the event of the death of an optionee (1) while an employee or providing services, or (2) within three (3) months after termination of all employment or provision of services (other than for total disability) or (3) within one (1) year after termination on account of total disability of all employment or provision of services, the optionee's estate or any person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee may exercise such optionee's option at any time within the two (2) year period from the date of death. In the case of clauses (1) and (3) above, the option shall be exercisable in full for all the remaining shares covered thereby, but in the case of clause (2), the option shall be exercisable only to the extent it was exercisable on the date of such termination of employment or service. In no case is an option exercisable after its expiration date.

     In the case of restricted stock awards, unless otherwise provided by the committee, upon termination of a participant's employment or provision of services to Nathan's or any affiliate or subsidiary during any restriction period for any reason other than death or total disability, all shares of restricted stock subject to a restricted stock award will be forfeited to Nathan's. Upon termination of a participant's employment due to death or total disability, all restrictions on any restricted stock award will immediately lapse and the participant will take the shares of restricted stock subject to a restricted stock award free and clear of any such restrictions.

     In the event of a change in control (as defined in the plan) of Nathan's, at the option of the committee, (a) all options outstanding on the date of the change in control may become immediately and fully exercisable, and/or (b) all shares of restricted stock may become fully vested.

     Nathans' reports and registration statements filed with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934 are incorporated by reference herein and these documents, as well as Nathans' annual report to shareholders, its latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and additional information about the plan and its administration, are available upon written or oral request from the Treasurer of Nathan's, at its offices at 1400 Old Country Road, Westbury, New York 11590, (516) 338- 8500. Nathan's does not intend to furnish any reports to participants as to the amount and status of their options under the plan.

                         FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the Federal income tax consequences as of the date hereof with respect to transactions under the plan. This description of the Federal income tax consequences is based upon law and Treasury interpretations in effect on the date of this prospectus (including proposed and temporary regulations which may be changed when finalized), and it should be understood that this summary is not exhaustive, that the law may change, and further that special rules may apply with respect to situations not specifically discussed herein. The summary does not discuss the tax consequences of a participant's death. Careful attention should also be given to state and local tax consequences. As such, optionees are urged to consult with their own qualified tax advisors.

        Certain Federal Income Tax Consequences of Options

     The grant of an option under the plan will create no income tax consequences to the participant or to Nathan's. A participant who is granted an option will generally recognize ordinary income at the time of exercise in an amount by which the fair market value of the common stock at such time exceeds the exercise price.

     Nathan's will be entitled to an income tax deduction in the same amount of, and the same time that, income is recognized by the participant, subject to the requirement of reasonableness, certain limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the satisfaction of certain income and employment tax withholding obligations.

     Any gain or loss on the participant's subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. Nathan's will not be entitled to receive an income tax deduction for any such gain.

     If the optionee is subject to restrictions under Section 16(b) of the Exchange Act at exercise, (i) he will not be taxed at the time of exercise, and will instead be taxed when the Section 16(b) restrictions lapse (which is deemed under Treasury regulations to be six months after the date of issuance of the shares), based on the excess (if any) at that time or, if earlier, at the time of the sale of such shares, of the fair market value of the shares received over the option exercise price, and (ii) the holding period for purposes of determining entitlement to long-term or short-term capital gain or loss, as the case may be, will commence on the earlier of the date of sale of such shares or the date that the Section 16(b) restrictions lapse. However, such an optionee may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed at the time of exercise of the option, based on the excess (if any) at the time of exercise of the fair market value of the shares received over the option exercise price, in which event the holding period will commence on the date of exercise. Optionees who are subject to Section 16(b) restrictions should consult a qualified tax advisor regarding the advisability of a Section 83(b) election, which must be made within 30 days following the exercise of the option.


          Exercise of Non-Qualified Options with Common Stock

     If shares previously acquired other than upon exercise of an incentive stock option are surrendered in full or partial payment of the exercise price of a non-qualified option, then no gain or loss will be recognized by the optionee, on the date of exercise, for the shares which have an aggregate fair market value equal to the aggregate fair market value of the shares surrendered. These shares received are called replacement shares. The optionee will have a basis in the replacement shares equal to the basis of the shares surrendered, and the optionee's holding period (for purposes of determining entitlement to short-term or long-term capital gain or loss treatment on a subsequent disposition of the replacement shares) will generally include the period during which the surrendered shares were held.

     In the event that the optionee receives any additional shares in addition to the replacement shares on such exercise, then (i) the excess of (a) the fair market value of all of the shares received over, (b) the sum of (1) the fair market value of the shares surrendered and (2)any cash payments made by the optionee on the exercise of the option, will be treated as compensation taxable as ordinary income (and subject to withholding), (ii) the optionee's basis in the additional shares will be equal to the sum of the amount taxed as ordinary income on exercise plus the amount of any cash payments made on exercise, and
(iii) the holding period for the additional shares (for purposes of determining entitlement to long-term or short-term capital gain or loss treatment on a subsequent disposition of the additional shares) will begin when such additional shares are issued to the optionee.


     Certain Federal Income Tax Consequences of Restricted Stock

     A participant will not recognize income upon the award of restricted stock unless the election described below is made. A participant who has not made such an election will recognize ordinary income at the end of the applicable restriction period in an amount equal to the fair market value of the restricted stock at such time. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein. Dividends paid in cash and received by a participant prior to the end of the applicable restriction period will constitute ordinary income to the participant in the year paid.

     Nathan's will be entitled to an income tax deduction in the same amount of, and the same time that, income is recognized by the participant, subject to the requirement of reasonableness, certain limitations imposed by Section 162(m) of the Code and the satisfaction of certain income and employment tax withholding obligations.

     Any gain or loss on the participant's subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following the end of the applicable restriction period. Nathan's will not be entitled to receive an income tax deduction for any such gain.

     A participant may, within thirty days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award, determined without regard to any of the restrictions. If the election is made, any cash dividends received with respect to the restricted stock will be treated as dividend income to the participant in the year of payment. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

     Nathan's will be entitled to an income tax deduction in the same amount of, and the same time that, income is recognized by the participant, subject to the requirement of reasonableness, certain limitations imposed by Section 162(m) of the Code and the satisfaction of certain income and employment tax withholding obligations.

     Any gain or loss on the participant's subsequent disposition of the shares of common stock (other than by forfeiture) will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following the date of grant of such restricted stock. Nathan's will not be entitled to receive an income tax deduction for any such gain.

     If a participant who has made an election subsequently forfeits the restricted stock, the participant will not be entitled to deduct any loss. In addition, Nathan's would then be required to include as ordinary income the amount of the deduction Nathan's originally claimed with respect to such shares.

     Information Reporting

     Pursuant to applicable tax regulations, Nathan's will provide to each optionee and to the appropriate tax authorities information regarding the grant of restricted stock and exercises of non-qualified options on Form W-2 or 1099.

               RESTRICTION ON REOFFERS OR RESALES OF COMMON STOCK
                          ACQUIRED PURSUANT TO THE PLAN

     Participants in the plan who receive shares of common stock pursuant to a grant of restricted stock or the exercise of options may from time to time sell all or a part of such common stock. In some instances, there may be restrictions on the amount and manner of such sales by reason of pertinent provisions of the securities laws and the rules thereunder. Optionees should consult with legal counsel about the securities law implications of the acquisition or disposition of shares of common stock under the plan.

     Pursuant to Section 16(b) of the Exchange Act, if an optionee, while an officer, director or ten percent (10%) stockholder of Nathan's, (i) acquires any equity security of Nathan's (other than shares of common stock acquired under the plan or another stock option plan of Nathan's if the exercise price of the option pursuant to which such shares of common stock were acquired does not exceed the fair market value thereof at the time of exercise), and (ii) within six months before or after such acquisition sells any equity security of Nathan's, including common stock acquired under the plan, then such optionee will be required to repay to Nathan's any profit attributable to the two transactions.

     In the event of any inconsistency between this summary and the plan, the terms of the plan shall govern.

     This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ----------------------------------------

     The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a), (b) and (c) below:

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2002;

     (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 2002 and September 29, 2002; and

     (c) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 0-3189) including any
          amendment   or  report   filed  for  the  purpose  of  updating   such
          description.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.
          --------------------------
          Not applicable.

Item 5.   Interests of Named Experts and Counsel.
          ---------------------------------------
          Not applicable.

Item 6.   Indemnification of Directors and Officers.
          ------------------------------------------
     Under the provisions of the Certificate of Incorporation and By-Laws of Registrant, each person who is or was a director or officer of Registrant shall be indemnified by Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware.

     Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against him by reason of the fact that he is a director or officer of Registrant, he shall be indemnified against expenses (including attorneys' fees) reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant, and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Registrant except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of his duty to Registrant, he cannot be made whole even for expenses unless the court determines that he is fairly and reasonably entitled to be indemnified for such expenses.

     The officers and directors of the Company are covered by officers' and directors' liability insurance. The policy coverage is $7,500,000 which includes reimbursement for costs and fees. There is a maximum aggregate deductible for each loss under the policy of $250,000. The Company has entered into Indemnification Agreements with certain of its officers and directors. The Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an indemnitee.

Item 7.   Exemption From Registration Claimed.
          ------------------------------------
     Not applicable.

Item 8.  Exhibits.
         ---------

               4.1  Nathan's Famous, Inc. 2002 Stock Incentive Plan.

               5    Opinion and consent of Blau,  Kramer,  Wactlar &  Lieberman,
                    P.C.

               23.1 Consent  of  Blau,  Kramer,  Wactlar  &  Lieberman,  P.C.  -
                    included in their opinion filed as Exhibit 5.

               23.2 Consent of Grant Thornton LLP.

               23.3 Consent of Arthur Andersen. *

               24   Powers of Attorney.

________________
* omitted pursuant to Rule 437a


 Item 9. Undertakings.
         -------------

               (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westbury, New York on the 19th day of November, 2002.

                              NATHAN'S FAMOUS, INC.


                              By:  /s/ Wayne Norbitz
                                 -----------------------------------------
                                  Wayne Norbitz
                                  President and Chief Operating Officer


                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on November 19, 2002 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Wayne Norbitz and Ronald G. DeVos, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Nathan's Famous, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post- effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


          Signature                     Title
          ---------                     -----

     /s/ Howard M. Lorber           Chairman of the Board and
     Howard M. Lorber               Chief Executive Officer

     /s/ Wayne Norbitz              President, Chief Operating Officer and
     Wayne Norbitz                  Director (Principal Executive Officer)

     /s/ Ronald G. DeVos            Vice President - Finance
     Ronald G. DeVos                Chief Financial Officer and Secretary
                                    (Principal Financial and Accounting Officer)

     /s/ Robert J. Eide             Director
     Robert J. Eide

     /s/ Brian S. Genson            Director
     Brian S. Genson

     /s/ Donald Perlyn              Director
     Donald Perlyn

     /s/ Attilio F. Petrocelli      Director
     Attilio F. Petrocelli

     /s/ Barry Leistner             Director
     Barry Leistner